Exhibit 99.1

December 20, 2013

Mr. Kerry Boekelheide
Executive Chairman of the Board
Summit Hotel Properties, Inc.
12600 Hill Country Boulevard, Suite R-100
Austin, Texas 78738

Dear Kerry:

I am resigning as a director of Summit Hotel Properties, Inc. effective as of December 20, 2013.  My resignation is due to the time commitment required by my recent appointment as President of American Realty Capital Properties, Inc., and not as the result of any disagreement with Summit’s Board of Directors, management or independent registered public accounting firm.

I have enjoyed serving as a director and working with Summit’s management team since the completion of the Company’s initial public offering in February 2011.  I wish Summit, its management team and my former colleagues on the Board of Directors continued success in the future.

Sincerely,

/s/ David S. Kay

David S. Kay